Second Quarter 2012 Earnings Release Conference Call
July 26, 2012

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer, and Tom Gelston, Vice President Investor Relations. Also participating on the call and available for your questions is the Terex leadership team, including our business segment presidents and geographic representation from China and other developing markets.

As usual, a replay of this call will be archived on the Terex website, www.terex.com, under Audio Archives in the Investor Relations section. I will begin with some overall commentary and highlights, and Phil will follow with a more detailed financial report and then we will open it up to your questions. I would like to request that you ask one question and a follow-up in order to give everyone a chance to participate. For this call we prepared a presentation guide to our commentary that is available on our website.

I will begin by referring to the forward-looking statement commentary on Page 2. I encourage you to read and review this material, as well as our other disclosures available in our public documents. Now let me begin on page 3. The second quarter results demonstrate the potential as well as the opportunity that remains for Terex investors. We believe our performance will improve substantially over the next several years. It will do this as we focus on those factors we can control and as we continue to improve our execution.

The numbers in the quarter represent a good start. Earnings per share of $0.75 reflects favorably with last year's level of an adjusted $0.10 per share. And on a year-to-date basis, we reported an adjusted EPS of approximately $1.04 compared to a modest loss in the prior year period. These results were driven by excellent performances within our Aerial Work Platforms (AWP), Materials Processing (MP), and Cranes businesses, with significant positive contributions also coming from Construction and the new Material Handling & Port Solutions (MH&PS) segment.

This performance should begin to frame the multi-year potential that we believe exists within Terex as we concentrate on improved execution at all levels. I will highlight some of the details in a discussion following Phil's comments by each segment. But overall, our margin improvement resulted from better price realization, securing some supplier cost reductions and harvesting the restructuring activities taken in 2011. We will continue on this path for the remainder of this year as well as staying on course with the Demag integration in the MH&PS segment. Lastly, as EBITDA and earnings performance improves, we expect this will result in further cash generation, allowing us to improve the balance sheet by a combination of both debt reduction and the lowering of our cost of capital.

Excluding our newly acquired business, we experienced our strongest growth in North America and our European business did grow in the high single digits for the first six months of this year while our developing markets business was stable. We understand that the markets are nervous and, although we do see signs of some weakness, we believe the strong markets will offset the weak ones. This environment has been factored into our guidance. We are increasing our full year 2012 outlook from a range of $1.65-$1.85 per share to $1.95-$2.05 per share including approximately $0.05 per share cost in the second half of 2012 for the guaranteed payment to the minority shareholders of Demag Cranes AG, pursuant to the Domination and Profit and Loss Transfer Agreement (DPLA). We believe at this point in time the strength from our Cranes and AWP segments will offset whatever weakness we see in our Construction, MP and overhead industrial cranes businesses.

Now I will turn it over to Phil who will cover the numbers in detail and I will return with some individual segment comments before opening up the call to your questions.

Phil Widman - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you Ron, and good morning. Over the next few slides I will cover the second quarter performance for the continuing operations of the Company. On page 4 we provide a summary of our net sales by geography and segment. North America represents 37% of total net sales and has been the strongest market mainly for our AWP, Cranes and MP segments with the MH&PS service business also contributing to growth. While problems facing the Eurozone economies are widely reported, overall our European net sales increased modestly year over year when excluding MH&PS. We expect and are seeing European softness in the MP and Construction segments for the second half of the year and are adjusting our production schedules accordingly. We see mixed results in the rest of the world with Australia, the Middle East and Africa strong for most products. China has remained stable for us. Brazil is providing good crane demand but softness remains in roadbuilding demand. Russia was a good market for Construction in the first half, but due to order softening we expect a weaker second half.

Overall net sales by segment reflects a level of positive sentiment on the prospects for AWP continuing to accelerate moderately through this replacement cycle and demand for all terrain and crawler cranes firming up while rough terrain crane products continue to expand in most markets. Construction demand is down in Europe in general, particularly in material handlers given reduced steel pricing. Truck order patterns continue to be inconsistent. MH&PS is mixed, with our port solutions and services businesses generally on track. However industrial crane demand, mainly in Europe, and profitability is behind our expectations. MP has performed well but has seen recent softening in European crushing and screening demand, which will likely affect second half performance.

On the next slide we have displayed the second quarter performance for the continuing operations of the Company. Consistent with our first quarter results, we continue to see the impact of a recovering North American market, softness in Europe in certain product areas and, while developing markets still provide growth opportunities, there are inconsistencies. Net sales increased 16% over the prior year quarter, excluding the impact of the Demag Cranes AG acquisition and foreign currency. Sequentially, net sales increased 11% mainly in AWP, Cranes and MP. Overall operating profit reflects our continued emphasis on what we can control as our price realization and cost reduction actions are on track and we continue to aggressively respond to changing market conditions. This is evident from the improving gross and net margin trends sequentially and year over year. The significant improvement in gross margin of 440 basis points (excluding MH&PS) compared to the prior year is primarily due to the improving AWP, Cranes and MP operating performance, as well as the Construction turnaround to profitability. As a result of the year-over-year cost reductions in SG&A provided in the Cranes and Construction segments, adjusted overall SG&A as a percentage of sales declined by 270 basis points excluding MH&PS to 10.3%. Operating margin was 8.7% in total and 9.9% excluding the acquisition of Demag Cranes AG. This compares to an adjusted operating margin of 2.9% in the prior year quarter. Pricing and 2011 restructuring actions provided two thirds of the differential improvement, with the remainder being volume leverage.

Earnings per share in the second quarter were $0.75 compared to an adjusted $0.10 in the prior year quarter. The prior year's quarterly results exclude the benefit of the gain on sale of the Bucyrus International shares, partially offset by other items, mainly restructuring. While we had some headwinds in the 2012 period like foreign currency, the guaranteed payment to the minority shareholders of Demag Cranes AG and the loss on early extinguishment of Demag Cranes AG debt, they were largely offset by other items such that, in the aggregate, they did not have a significant impact on income from continuing operations.

The effective tax rate this quarter of 35.4% was slightly better than our expectations and we would expect the full year rate to be approximately 37%. We generated free cash flow of approximately $155 million in the quarter as we were able to limit working capital growth during this busy season and the improved profitability flowed through. Working capital as a percentage of second quarter annualized sales of 27.0%, declined from 30.5% sequentially and 33.2% in the prior year quarter. While we have made some progress in velocity, additional potential remains. Cash generated from operating activities was $96.3 million in the second quarter of 2012 compared to a use of $142.3 million in 2011. The improvement in performance is also reflected in the increased return on invested capital of 7.9% for the trailing twelve month period.

On page 6 we have displayed the order backlog trend with detail by segment. In the press release we have provided a table displaying the foreign currency impacts on the change in backlog year over year and sequentially. As we look at the backlog, there are a combination of factors impacting the trends such as product and geographic diversification, seasonality and also the lumpiness of orders for some of our larger sized equipment or businesses that negotiate large contracts or annual agreements such as Port Equipment and AWP.

Starting with AWP, the fluctuation in backlog reflects the impact that large rental companies in North America have on the seasonality of this business. The negotiation season for these customers begins during the summer and fall with large orders generally being placed by the fourth quarter or early first quarter for the majority of deliveries in the peak building season in North America which is the spring and early summer. This is a practice we anticipate to continue and in fact may even accelerate as customers have already indicated they would like to begin discussions on 2013. We take this as a very good sign of the overall market. As you may know, we announced an average 3.4% price increase effective for 2013 deliveries to properly plan and meet year end business and customer needs.

The Construction segment has historically been more exposed to the European region than several of our other businesses (37% - 38% of sales to Western Europe), and the overall uncertainty in that region is reflected in the slowdown that we are expecting. In addition, the truck and the material handling business, which is closely tied to scrap metal prices, has seen softness in recent periods globally.

The Cranes segment has been impacted by the lumpiness of orders from both our Terex Port Equipment business as well as the larger size all-terrain and crawler cranes impacting year-over-year as well as sequential comparisons. Compared to the prior year second quarter, the current period backlog is virtually flat, excluding the foreign currency impact, but the product mix is more diversified. The demand for our rough-terrain cranes in North America, the Middle East and Latin America remain robust along with our other cranes in Australia. Recent positive trends in demand for all terrain and crawler cranes have largely firmed up our second half production for these products.

The MP segment, similar to Construction, continues to see weakness in Europe. Although North America remains a strong market, we expect to see some softness in this segment in the second half of the year and, similar to Construction, will be aligning production capacity accordingly.

MH&PS backlog levels have remained relatively consistent over the past several quarters taking into account some of the larger port equipment orders. We are heading into the peak season for the service activities which we expect will help drive profitability in the third quarter. We have secured two large orders, worth more than $200 million over the next several years, for a major European port that will allow us to showcase our equipment and technology. From a backlog perspective, however, the deliveries are outside of twelve months and as such are not reflected in the numbers.

On page 7 we have updated our outlook for 2012 with expected net sales of $7.5 to $7.8 billion. The decrease from our earlier outlook is due mainly to the weakening Euro, where we have assumed a rate of 1.24 Euros per dollar in our second half forecast, which yields a negative $200 to $250 million impact to our net sales outlook. For adjusted earnings per share we expect to be between $1.95 and $2.05. This outlook reflects the expectation that positive trends in AWP and Cranes will largely offset weaknesses expected in the other segments and currency headwinds on operating performance. We also have included the approximate $0.05 cost impact per share in the second half for the guaranteed payment to the minority shareholders of Demag Cranes AG pursuant to the DPLA. For planning purposes we are assuming a 37% full year tax rate and 114 million diluted shares. Now, I will turn it back to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Terex continues to be a work in progress as we focus on margin improvement, cash generation and the integration of Demag Cranes AG. We are particularly pleased with our second quarter execution and anticipate that we will continue to keep spending down, costs under control from suppliers and improve our margins through better price realization. This overall performance is what we set out to achieve as we began this year. This also reflects what we began working on in 2011. The pattern is similar for the first half results.

And now I would like to provide comments by segment beginning on page 8. The AWP segment remains strong and is anticipated to continue this way for the next several years. Our view is one of moderate growth. Our emphasis will be on diversification of sales, continued delivery of solid margin performance as we just announced a 3.4% price increase for 2013, and the introduction of several critical new products later this year. Our customers are focused on fleet management in a very disciplined way. This indicates that they will replace aging fleet thoughtfully over time. Rental rates are excellent, utilization is high and used equipment values continue to increase such that we are highly confident that our customers will require fleet for the balance of this year and for the next several years. The only question becomes “how much”? So our view is moderate, not extraordinary growth, and diversifying sales by concentrating on new markets and introducing new products. It may be helpful to know that the combined North American and European AWP market is only at 63% on a unit basis of where it was at the prior peak. The North American and European telehandlers market is also only at 74% of the prior peak. It also might be helpful to know that our Western European AWP business for the first six months of 2012 was flat compared with the prior year. Adjusting for currency suggests a moderate increase. We are excited about what we are doing within this business segment and look forward to explaining to you in more depth when some of our new products are introduced later this year and next year.

Turning to page 9, we are pleased our Construction segment achieved a moderate profit in the quarter. The work our team has done to reduce cost is reflected in the substantially lower SG&A rates. Having said that, we are expecting a softer second half and the two most profitable parts of this segment, our material handler as well as the truck business, are experiencing market weakness. Overall, we believe this segment is performing at slightly better than breakeven, and will continue to work both the strategic as well as operational issues to drive improvements. There are other spots of good news here as well, with a fairly large order for our cement mixer business. This business has performed very poorly for the past four years and is now beginning to improve.

Turning to page 10, our Crane segment had an excellent quarter. As noted in the press release, we have realigned the Port Equipment business within our new segment, MH&PS, effective July 1, 2012. Excluding the Port Equipment business, the Crane operating margin in this quarter was approximately 11% with net sales up approximately 10% adjusting for the weaker Euro. This is an excellent performance and, as Phil mentioned, the backlog looks positive for the balance of the year as our teams believe that this later cycle category is beginning to improve particularly in the larger, higher margin units. We also have some exciting new product opportunities planned for late this year and early next year which we anticipate will further strengthen this important business segment.

Turning to page 11 - our new segment of MH&PS - we continue to be on track with the port solutions and services portions of this segment. A well-documented and detailed integration plan has been developed and is currently in the process of being executed. Savings that exceed the $35 million target have been identified and the process of implementation has begun. We will realize about $10 million of savings this year somewhat offsetting the industrial crane market weakness.

We have been able to secure two remarkable orders for automatic guided vehicles from a large European port. These represent over $200 million of business over several years. Since the timing of deliveries are beyond twelve months, they are not reported in our backlog at this time. The technological advancement at this port will be an amazing showcase for our technology in the coming years. We are very excited by this. Overall we expect the MH&PS segment to be an excellent performer for Terex over the mid term, but there is still much work to be done on integration.

Lastly, on page 12, the MP segment had a terrific quarter but does see some weakness in the second half of the year. However, this segment continues to diversify its net sales as active projects are underway in India, China and several other developing markets, and I believe we will be able to mitigate some but not all of the weakness in the latter part of this year.

In summary, on page 13, we believe Terex has turned the corner. We are more focused on margins than share, and we will continue our cash emphasis following the solid first half free cash flow performance of $239 million. The opportunity to drive shareholder value is substantially still in front of us. On a trailing basis we had a 7.9% ROIC. We need to get this to 15% and feel we can in the coming years. Also, we believe the opportunity to lower our debt and to improve our balance sheet as mentioned earlier is a very tangible opportunity. This will be a focus in 2013 and beyond. And lastly, while we know there is uncertainty in existing markets and there is always the potential for the unplanned calamity, we are resolute in our belief that tomorrow will be better than today for the next several years at Terex. Given the substantial work still to be done on integration, portfolio management and capital structure, it's difficult to say just what our full potential is. But let me assure you we continue to work with the mentality of day to day improvements leading to long term value creation.

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